UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) May 15, 2024

NICHOLAS FINANCIAL, INC.

(Exact name of registrant as specified in its Charter)

Delaware	0-26680	59-2506879
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

26133 US Highway 19 North, Suite 300 Clearwater, Florida	33763-2017
(Address of Principal Executive Offices)	(Zip Code)

(727) 726-0763

(Registrant’s telephone number, Including area code)

Not applicable

(Former name, former address and former fiscal year, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	NICK	NASDAQ

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement.

On June 15, 2024, Nicholas Financial, Inc. (the “Company”) entered into an Employment Agreement, Put-Call Option Agreement, Stockholders Agreement and Non-Competition Agreement with Mark R. Radabaugh, the Chief Executive Officer of its newly-acquired, majority-owned subsidiary Amplex Electric, Inc. ( “Amplex”).

The Employment Agreement provides that Amplex will employ Mr. Radabaugh as its Chief Executive Officer for an initial term of two years at a base salary of $170,032.00. Mr. Radabaugh will also be eligible to receive cash bonuses in the discretion of Amplex’s Board and participate in the Company’s quarterly bonus program as in effect from time to time. Mr. Radabaugh is also subject to customary restrictive covenants. If Mr. Radabaugh is terminated without Cause (as defined in the Employment Agreement) or terminates his employment for Good Reason (as defined in the Employment Agreement), then Mr. Radabaugh will be paid an amount equal to six (6) months of his base salary at the annual rate being paid at the date of termination, in periodic installments in accordance with the Company’s regular payroll practices.

The Put-Call Option Agreement gives the Company the right to acquire up to 80% of Mr. Radabaugh’s remaining equity in the future at a formula-based price. The call option will become exercisable starting on the second anniversary of the closing and will expire on the fifth anniversary of such date. Mr. Radabaugh will also have the right to put his remaining shares to the Company, subject to certain limitations. The put option will become exercisable on the fifth anniversary of the closing and will expire on the 15thanniversary of such date.

The Stockholders Agreement contains customary first refusal, co-sale, drag-along, preemptive and information rights. It also gives Mr. Radabaugh certain protective provisions. The agreement also provides that the Amplex Board will consist of three directors, two of whom will be designated by the Company and one by Mr. Radabaugh.

The Non-Competition Agreement provides that Mr. Radabaugh will notdirectly or indirectly, engage in the business of broadband or fixed-wireless service other than through Amplex. The agreement also contains customary non-disclosure, non-solicit, non-hire and non-disparagement covenants.

The foregoing summaries of the Employment Agreement, Put-Call Option Agreement, Stockholders Agreement and Non-Competition Agreements are qualified in their entireties by reference to the full text of such agreements, copies of which are filed as exhibits hereto.

Item 2.01 Completion of Acquisition or Disposition of Assets

The Acquisition

On June 15, 2024, the Company completed its acquisition (the “Acquisition”) of Amplex Electric, Inc pursuant to the previously announced Share Purchase Agreement, dated as of May 1, 2024, with Mark R. Radabaugh, Dale B. Beckmann and Amplex. As described in the Share Purchase Agreement, upon consummation of the Acquisition, the Company acquired approximately 56.5% of Amplex with Mr. Radabaugh retaining the remaining 43.5% interest. The purchase price was paid in cash. The base purchase price of the Acquisition was $37,500,000, subject to adjustment in accordance with the terms of the Share Purchase Agreement. The transaction was fully funded with the Company’s available cash on hand.

The Share Purchase Agreement was filed as Exhibit 2.1 to the Company’s Current Report on Form 8-K, which was filed with the Securities and Exchange Commission on May 6, 2024.

Amplex Business

Amplex is an Ohio-based provider of rural broadband services to business and residential customers. In connection with the Acquisition, the Company invested additional capital into Amplex, which will be used to finance additional build-out of Amplex’s fiber network in Ohio. Amplex currently has over 9,100 fixed wireless broadband customers, over 9,000 fiber passings and over 3,500 fiber customers. Amplex’s CEO, Mark Radabaugh, will continue to lead Amplex after the closing.

Item 9.01. Financial Statements and Exhibits

(a) Financial Statements of Business Acquired

The financial statements required by Item 9.01(a) of Form 8-K, if any, will be filed by amendment no later than 71 calendar days after the date this Current Report on Form 8-K is required to be filed.

(b) Pro Forma Financial Information

The pro forma financial information required by Item 9.01(b) of Form 8-K, if any, will be filed by amendment no later than 71 calendar days after the date this Current Report on Form 8-K is required to be filed.

(d) Exhibits

Exhibit #	Description
10.1	Employment Agreement, dated as of June 15, 2024, between Amplex and Mark R. Radabaugh
10.2	Put-Call Option Agreement, dated as of June 15, 2024, among the Company, Amplex Holdings, Inc. and Mark R. Radabaugh
10.3	Stockholder Agreement, dated as of June 15, 2024, among the Company, Amplex Holdings, Inc. and Mark R. Radabaugh
10.4	Non-Competition Agreement, dated as of June 15, 2024, between the Company and Mark R. Radabaugh

.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned, hereunto duly authorized.

NICHOLAS FINANCIAL, INC.
(Registrant)

Date: June 21, 2024	/s/ Mike Rost
Mike Rost
Chief Executive Officer